Exhibit 99.1

NEWS RELEASE For more information, contact:

Paul D. Borja
Executive Vice President / CFO
(248) 312-2000

FOR IMMEDIATE RELEASE
Flagstar Bancorp Announces $300 million in New Capital
TROY, Mich., January 27, 2010 — Flagstar Bancorp, Inc., (NYSE: FBC) (the “Company”) , the holding company of Flagstar Bank (the “Bank”), announced that the Company has raised $300 million of capital today through a previously announced rights offering, which closes on February 8, 2010.
In addition, the Company announced that Todd McGowan has joined as Chief Risk Officer and James A. Ovenden has been elected to the board of directors and appointed to its audit committee. The Company also announced that it has entered into agreements with the Office of Thrift Supervision (“OTS”) to address certain banking issues identified by the OTS.
Today, MP Thrift Investments L.P. (“MP Thrift”), our controlling stockholder, purchased 422,535,212 shares of the Company’s common stock for approximately $300 million through the exercise of rights it received under the rights offering. MP Thrift still holds additional rights to purchase approximately 140,827,288 shares of the common stock. This investment was made under the Company’s previously announced rights offering of up to 704,234,180 shares of its common stock. Pursuant to the rights offering, each shareholder of record as of December 24, 2009 received, at no charge, 1.5023 non transferable subscription rights for each share of common stock owned on the record date. Each right entitles the holder to purchase one share of common stock at the subscription price of $0.71 per whole share.
“We believe this investment by MP Thrift reflects continuing confidence in the Bank franchise as well as in our executive management team,” said Joseph P. Campanelli, Chairman and CEO of Flagstar Bank. “With a solid capital position, we will be better able to execute on our business plan.”
Todd McGowan joins the Company as its Chief Risk Officer after 22 years at Deloitte Touche, where he last served as its regional Quality Risk Management Partner and advised companies in areas including enterprise risk management, business process controls, and Sarbanes-Oxley compliance. James Ovenden has over 25 years of financial management and business advisory experience and is currently Chief Financial Officer of AstenJohnson Holdings LTD, a

manufacturer of paper machine clothing, specialty fabrics, filaments and drainage equipment. “We are pleased to welcome Todd McGowan and Jim Ovenden to Flagstar. Jim brings a wealth of experience and a fresh perspective to our board’s already broad base of talent,” said Campanelli. “The addition of Todd is another in a line of seasoned executive leaders that we have been able to recruit or retain. Collectively, the management team brings together many years of banking experience in operational efficiencies and business turnarounds and is well-positioned to execute on our overall strategy.”
The Company and the Bank said they have also each entered into a Supervisory Agreement with the OTS. Copies of the agreements and brief descriptions of each are contained in a Form 8-K being filed by the Company with the Securities and Exchange Commission.
“We have developed a sound Business Plan that should not only stabilize Flagstar, but maximize the value of its franchise and position the Bank for growth,” said Campanelli. “The Board has approved the Business Plan, which allows us to diversify our revenue streams, grow our market share and create long-term stakeholder value. We have reviewed the Business Plan with our regulators and we do not believe that the Supervisory Agreements will materially constrain our ability to execute. With the management team in place, we believe we are poised to move forward with the additional capital in an environment in which capital is king.”
Flagstar Bancorp, with $14.8 billion in total assets at September 30, 2009, is the largest savings bank headquartered in the Midwest. At September 30, 2009, Flagstar operated 176 banking centers in Michigan, Indiana and Georgia and 42 home loan centers in 18 states. Flagstar Bank originates loans nationwide and is one of the leading originators of residential mortgage loans.
Matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties, including, but not limited to, the risk that, because of business, economic or market conditions or for any other reasons within the Company’s discretion, the Company or the Bank may not be able to fully comply with the terms of the Supervisory Agreements or that there will be any further subscriptions and closings of the rights offering. In addition to the risks and uncertainties identified above, reference is also made to other risks and uncertainties detailed in reports filed by the Company with the Securities and Exchange Commission. The Company cautions that the foregoing risks and uncertainties are not exclusive